SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated April 11, 2008

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas 75038
(972) 580-4000

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02                                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On April 11, 2008, Zale Corporation (the “Company”) and Zale Delaware, Inc., a wholly-owned subsidiary of the Company (“ZDel”), entered into an agreement (the “Agreement”) with Claire’s Stores, Inc. and Claire’s Boutiques, Inc. (collectively, “Claire’s) and John A. Zimmermann, a former executive officer of the Company.  Under the terms of a Settlement and Release Agreement (the “Settlement Agreement”) among the Company, ZDel and Mr. Zimmermann, Mr. Zimmermann agreed to certain non-competition restrictions for a period of time following his termination of employment.  Under the Agreement, the Company and ZDel have agreed to amend the non-competition provisions in the Settlement Agreement solely for the purpose of allowing Mr. Zimmermann to be employed by Claire’s.  Under the terms of the Agreement, the Company has received a payment of $125,000 from Claire’s.  In addition, assuming Mr. Zimmermann’s continued employment with Claire’s, the salary Mr. Zimmermann will receive from Claire’s will relieve the Company of any further obligation to make severance payments under the Settlement Agreement.

                On April 15, 2008, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mary Elizabeth Burton.  The Consulting Agreement is dated as of April 15, 2008 and is effective as of December 19, 2007, the date of Ms. Burton’s resignation as President and Chief Executive Officer of the Company.  Under the terms of the Consulting Agreement, Ms. Burton will provide certain consulting services as required by the Company from time to time and shall receive an annual fee of $150,000, payable in monthly installments.  Unless earlier terminated in accordance with its terms, the Consulting Agreement will remain in effect until December 19, 2009.  Under the Consulting Agreement, Ms. Burton agreed to certain non-competition, non-solicitation and confidentiality provisions for a period of time following her termination of employment.

Item 9.01                Financial Statements and Exhibits.

                (d)           Exhibits.

10.1                           Agreement, dated April 11, 2008, among Zale Corporation, Zale Delaware, Inc., Claire’s Stores, Inc., Claire’s Boutiques, Inc. and John A. Zimmermann.

10.2                           Consulting Agreement, dated as of April 15, 2008, between Zale Corporation and Mary Elizabeth Burton.

10.3                           Form of Employment Security Agreement for Executive Vice Presidents.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	April 17, 2008		By:	/s/ Rodney Carter
Rodney Carter
Executive Vice President, Chief
Administrative Officer and Chief Financial
Officer